Exhibit 99.1

FOR IMMEDIATE RELEASE April 21, 2009

StanCorp Financial Group, Inc. Reports First Quarter 2009 Earnings

PORTLAND, Ore. — April 21, 2009 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the first quarter of 2009 of $0.67 per diluted share, compared to $1.02 per diluted share for the first quarter of 2008. Net income for the same periods was $32.7 million and $50.3 million, respectively. After-tax net capital losses were $17.3 million for the first quarter of 2009, compared to after-tax net capital losses of $2.8 million for the first quarter of 2008. The Company recorded one-time costs of $8.4 million, or $5.4 million after-tax, for severance costs related to headcount decreases and the reduction of lease obligations in conjunction with operating efficiency projects in the first quarter of 2009.

Net income excluding after-tax one-time costs and after-tax net capital gains and losses increased 4.6% to $1.13 per diluted share for the first quarter of 2009, compared to $1.08 per diluted share for the first quarter of 2008 (see discussion of non-GAAP financial measures below). Results for the first quarter of 2009 included comparatively favorable claims experience in the Insurance Services segment, offset by less favorable earnings in the Asset Management segment.

“Our businesses continue to produce solid returns,” said Eric E. Parsons, chairman and chief executive officer. “Although the current economic climate limits top-line growth in the short term, we are pleased by claims experience that is well within our expectations. In addition, our investment results continue to be favorable relative to peers, boosted by particularly strong performance in our mortgage loan portfolio. StanCorp’s continued sustainability during this difficult economic period is a reflection of our unwavering focus on the long term and our disciplined approach to creating shareholder value.”

Operating expenses for the first quarter of 2009 were $126.2 million, compared to $116.9 million for the first quarter of 2008. The increase in operating expenses was driven by $8.4 million of one-time costs related to severance costs and the reduction of lease obligations. In 2009, the Company expects total one-time costs of $15 million to $20 million associated with projects that will enhance the Company’s operating efficiencies and reduce its annualized operating expense run rate by approximately $25 million beginning in the second half of 2009.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $86.0 million for the first quarter of 2009, compared to $78.9 million for the first quarter of 2008. Results for the first quarter of 2009 benefited from comparatively favorable claims experience.

Premiums for the Insurance Services segment increased 1.6% to $542.9 million for the first quarter of 2009, compared to $534.3 million for the first quarter of 2008. Premiums included $18.1 million and $3.7 million related to the termination of reinsurance agreements for individual disability insurance in the first quarter of 2009 and 2008, respectively. Group insurance premiums for the first quarter of 2009 were $485.3 million, a 1.9% decrease compared to the first quarter of 2008.

Sales for group insurance products, reported as annualized new premiums, were $100.1 million and $120.8 million for the first quarters of 2009 and 2008, respectively. Premiums and sales decreases for the first quarter of 2009 compared to the first quarter of 2008 reflected the effects of slow economic growth influencing wage rates and employment levels.

The benefit ratio for group insurance products for the first quarter of 2009 was 75.8%, compared to 76.6% for the first quarter of 2008. The benefit ratio for the first quarter of 2009 was in line with the Company’s estimated annual range of 73.6% to 78.3%. The Company has not experienced an increase in claims incidence in its group long term or group short term disability business during the current economic downturn. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The benefit ratio for individual disability insurance was 72.2% for the first quarter of 2009, compared to 70.6% for the first quarter of 2008. Excluding the effect of terminating reinsurance agreements in the first quarters of 2009 and 2008, the benefit ratio for individual disability insurance was 57.9% in the first quarter of 2009, compared to 67.0% in the first quarter of 2008. Because of the relatively small block of individual disability insurance, the benefit ratio for this business tends to experience greater fluctuations on a quarterly basis than the group insurance business.

The discount rate used in the first quarter of 2009 for newly-established long term disability claim reserves was lowered 25 basis points to 5.50%, compared to 5.75% in the fourth quarter of 2008. The discount rate for the first quarter of 2008 was 5.00%.

Asset Management

The Asset Management segment reported income before income taxes of $4.5 million for the first quarter of 2009, compared to $8.3 million for the first quarter of 2008, primarily reflecting the impact of declining equity markets on administrative fee revenues in its retirement plans business.

Assets under administration for the Asset Management segment, which includes retirement plans, individual annuities and commercial mortgage loans managed for investors, decreased $2.74 billion or 12.6% to $19.03 billion at March 31, 2009 compared to March 31, 2008, reflecting declines in market values of equity assets under administration, partially offset by growth in net customer deposits in retirement plans and growth in annuities and commercial mortgage loans.

StanCorp Mortgage Investors originated $180.3 million and $407.3 million of commercial mortgage loans for the first quarters of 2009 and 2008, respectively. The decrease in originations was primarily due to a reduction in demand from quality borrowers in the current credit environment. Mortgage loans managed for other investors were $2.53 billion at March 31, 2009, a 22.1% increase compared to March 31, 2008.

Other

The Other category includes net capital gains and losses, one-time costs, return on capital not allocated to the product segments, holding company expenses, interest on debt, and adjustments made in consolidation. The Other category reported a loss before income taxes of $41.4 million for the first quarter of 2009, compared to a loss before income taxes of $11.1 million for the first quarter of 2008. The loss before income taxes for the first quarter of 2009 included net capital losses of $26.7 million, compared to net capital losses of $4.4 million for the first quarter of 2008. The loss also included additional expenses of $8.4 million related to one-time costs in the first quarter of 2009.

Fixed Maturity Securities and Commercial Mortgage Loans

At March 31, 2009, the Company’s investment portfolio consisted of approximately 56.3% fixed maturity securities, 42.8% commercial mortgage loans, and 0.9% in real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at March 31, 2009. Capital losses for the first quarter of 2009 were primarily related to the sales of bonds from financial institutions and insurance companies.

At March 31, 2009, commercial mortgage loans in the Company’s investment portfolio totaled $4.14 billion on approximately 5,400 commercial mortgage loans. The average loan-to-value ratio for the overall portfolio was 58.0%, and the Company’s average loan size was approximately $0.8 million per loan. The Company has the contractual ability to pursue personal recourse on most of the loans. Mortgage loans more than 60 days delinquent were 0.23% of the balance at March 31, 2009, compared to 0.19% of the balance at December 31, 2008. Commercial mortgage loan prepayment fees were $0.6 million for the first quarter of 2009, compared to $1.8 million for the first quarter of 2008. The Company does not have sub prime or alt-A mortgages in its investment portfolio.

Capital and Book Value

The Company reported that its available capital at March 31, 2009 was approximately $160 million, consisting of cash at the holding company and capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio of 300%. The Company now reports available capital after subtracting a quarterly allocation for expected annual interest and dividends. The Company does not anticipate a need to raise capital for non-strategic reasons in the foreseeable future.

The Company’s book value per share excluding accumulated other comprehensive income or loss (“AOCI”) grew from $29.74 at March 31, 2008 to $32.07 at March 31, 2009. The Company’s book value per share including AOCI decreased from $30.48 at March 31, 2008 to $28.86 at March 31, 2009. The net decrease in AOCI during the last twelve months was $193.8 million, primarily resulting from pension plan adjustments and the effects of changes in interest rates and spreads on fixed maturity securities that are well-matched in duration with corresponding liabilities.

Shares Outstanding

Diluted weighted-average shares outstanding for the first quarters of 2009 and 2008 were 49.0 million and 49.4 million, respectively. The Company did not repurchase any shares during the first quarter of 2009. At March 31, 2009, the Company had approximately 0.9 million shares remaining under its repurchase program, which expires December 31, 2009.

Non-GAAP Financial Measures

Financial measures that exclude after-tax one-time costs, after-tax net capital gains and losses, and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax one-time costs and after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because one-time costs and capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax one-time costs and after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities— is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.5 million customers nationwide as of March 31, 2009, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on April 22, 2009, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s first quarter 2009 results. To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through June 12, 2009.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 91168518. The replay will be available through May 1, 2009.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums and annuity deposits, cash flows, gross profits and profitability.
•	Availability of capital required to support business growth and the effective utilization of capital.
•	Changes in Company liquidity needs and the liquidity of assets in our portfolio.
•	Integration and performance of business acquired through reinsurance or acquisition.
•	Financial strength and credit ratings.
•	Changes in the regulatory environment at the state or federal level or changes in U.S. GAAP accounting principles, practices or policies.
•	Findings in litigation or other legal proceedings.
•	Intent and ability to hold investments consistent with our investment strategy.
•	Receipt of dividends from, or contributions to, our subsidiaries.
•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size.

•	Adequacy of asset/liability management.
•	Events of terrorism, natural disasters or other catastrophic events.
•	Changes in federal or state income taxes.
•	Growth in assets under administration including performance of equity investments in the separate accounts.
•	Benefit ratios, including changes in claims incidence, severity and recovery.
•	Levels of persistency.
•	Adequacy of reserves established for future policy benefits.
•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.
•	The impact of rising benefit costs on employer budgets for employee benefits.
•	Levels of employment and wage growth.
•	Competition from other insurers and financial services companies, including the ability to competitively price our products.
•	Concentration of risk, especially inherent in group life products.
•	Ability of reinsurers to meet their obligations.
•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.
•	Losses from a disease pandemic.
•	Achievement of anticipated levels of operating expenses.
•	Adequacy of diversification of risk within our fixed maturity securities portfolio by industries, issuers and maturities.
•	Credit quality of the holdings in our investment portfolios.
•	The condition of the economy and expectations for interest rate changes.
•	The effect of changing levels of commercial mortgage loan prepayment fees on cash flows.
•	Experience in delinquency rates or loss experience in our commercial mortgage loan portfolio.
•	Concentration of commercial mortgage loan assets collateralized in California.
•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.
•	Ability to achieve financing through debt or equity.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

General Media

Bob Speltz

(971) 321-3162

E-mail: bspeltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Dollars in millions - except share data)

	Three Months Ended March 31,
	2009	2008
	Unaudited
Revenues:
Premiums:
Insurance Services	$542.9	$534.3
Asset Management	2.1	6.2

Total premiums	545.0	540.5

Administrative fees:
Insurance Services	2.0	2.3
Asset Management	25.5	28.8
Other	(3.3)	(3.2)

Total administrative fees	24.2	27.9

Net investment income:
Insurance Services	82.9	82.9
Asset Management	54.5	39.9
Other	6.1	6.0

Total net investment income	143.5	128.8
Net capital losses	(26.7)	(4.4)

Total revenues	686.0	692.8

Benefits and expenses:
Benefits to policyholders	412.5	411.7
Interest credited	34.0	21.2
Operating expenses	126.2	116.9
Commissions and bonuses	54.6	57.2
Premium taxes	8.3	9.0
Interest expense	9.9	9.7
Net increase in deferred acquisition costs, value of business acquired and intangibles	(8.6)	(9.0)

Total benefits and expenses	636.9	616.7

Income (loss) before income taxes:
Insurance Services	86.0	78.9
Asset Management	4.5	8.3
Other	(41.4)	(11.1)

Total income before income taxes	49.1	76.1
Income taxes	16.4	25.8

Net income	32.7	50.3

Other comprehensive income (loss), net of tax:
Unrealized gains or losses on securities available-for-sale:
Unrealized capital gains (losses) on securities available-for-sale, net	(16.7)	20.5
Reclassification adjustment for net capital (gains) losses included in net income, net	15.9	(1.2)
Employee benefit plans:
Prior service cost and net losses arising during the period, net	(3.9)	—
Reclassification adjustment for amortization to net periodic pension cost, net	1.1	0.2

Other comprehensive income (loss)	(3.6)	19.5

Comprehensive income	$29.1	$69.8

Net income per common share:
Basic	$0.67	$1.03
Diluted	0.67	1.02

Weighted-average common shares outstanding:
Basic	48,963,496	48,957,122
Diluted	49,013,181	49,371,683

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	March 31, 2009	December 31, 2008
	Unaudited
Assets:
Investments:
Fixed maturity securities	$5,449.9	$5,200.3
Short-term investments	1.3	1.4
Commercial mortgage loans, net	4,137.9	4,083.6
Real estate, net	83.2	81.3
Policy loans	3.4	3.4

Total investments	9,675.7	9,370.0
Cash and cash equivalents	177.8	280.5
Premiums and other receivables	96.8	101.9
Accrued investment income	113.9	103.1
Amounts recoverable from reinsurers	953.0	944.0
Deferred acquisition costs, value of business acquired and intangibles, net	344.5	334.5
Goodwill	36.0	36.0
Property and equipment, net	133.1	136.1
Deferred tax assets, net	70.0	75.1
Other assets	65.2	98.1
Separate account assets	2,902.0	3,075.9

Total assets	$14,568.0	$14,555.2

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$5,297.1	$5,285.9
Other policyholder funds	4,077.7	3,944.1
Short-term debt	3.6	3.7
Long-term debt	560.7	561.5
Other liabilities	313.3	303.8
Separate account liabilities	2,902.0	3,075.9

Total liabilities	13,154.4	13,174.9

Contingencies and commitments

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized;
48,986,261 and 48,989,074 shares issued at March 31, 2009 and December 31, 2008, respectively	267.1	262.9
Accumulated other comprehensive loss	(157.5)	(153.9)
Retained earnings	1,304.0	1,271.3

Total shareholders’ equity	1,413.6	1,380.3

Total liabilities and shareholders’ equity	$14,568.0	$14,555.2

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions)

	Three Months Ended March 31,
	2009	2008
	Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	65.9%	66.8%
Individual Disability Insurance	59.6	54.1
Insurance Services segment (including interest credited)	65.2	65.7
% of total premiums:
Group Insurance (including interest credited)	75.8%	76.6%
Individual Disability Insurance	72.2	70.6
Insurance Services segment (including interest credited)	75.4	76.2

Reconciliation of non-GAAP financial measures:
Net income	$32.7	$50.3
After-tax one-time costs	(5.4)	—
After-tax net capital losses	(17.3)	(2.8)

Net income excluding after-tax one-time costs and after-tax net capital losses	$55.4	$53.1

Net capital losses	$(26.7)	$(4.4)
Taxes on net capital losses	(9.4)	(1.6)

After-tax net capital losses	$(17.3)	$(2.8)

Diluted earnings per common share:
Net income	$0.67	$1.02
After-tax one-time costs	(0.11)	—
After-tax net capital losses	(0.35)	(0.06)

Net income excluding after-tax one-time costs and after-tax net capital losses	$1.13	$1.08

Shareholders’ equity	$1,413.6	$1,492.0
Accumulated other comprehensive income (loss)	(157.5)	36.3

Shareholders’ equity excluding accumulated other comprehensive income (loss)	$1,571.1	$1,455.7

Net income return on average equity	9.4%	13.8%
Net income return on average equity (excluding accumulated other comprehensive income (loss))	8.4	14.0
Net income return on average equity (excluding after-tax one-time costs, after-tax net capital gains losses and accumulated other comprehensive income (loss))	14.3	14.8

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$82.2	$76.5
Net gain from operations after federal income taxes and before net realized capital gains (losses)	58.0	56.1

	March 31, 2009	December 31, 2008
	Unaudited
Capital and surplus	$1,169.0	$1,157.7
Asset valuation reserve	80.0	78.8